Exhibit 4.1

EXECUTION COPY

América Móvil, S.A.B. de C.V.,

as Issuer

to

The Bank of New York Mellon,

as Trustee, Security Registrar, Paying Agent, Transfer Agent and Calculation Agent

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of September 12, 2013

U.S.$750,000,000

Floating Rate Senior Notes due 2016

EIGHTH SUPPLEMENTAL INDENTURE, dated as of September 12, 2013 (this “Eighth Supplemental Indenture”), among América Móvil, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”), having its principal office at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Granada Ampliación, 11529, Mexico, D.F., Mexico, and The Bank of New York Mellon, a banking corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as Trustee (the “Trustee”), Security Registrar, Paying Agent, Transfer Agent and Calculation Agent, to the Indenture, dated as of June 28, 2012, between the Company and the Trustee (the “Base Indenture”). The Base Indenture, together with this Eighth Supplemental Indenture, is herein referred to as the “Indenture.”

W I T N E S S E T H:

WHEREAS, Section 301 of the Base Indenture provides for the issuance from time to time thereunder, in series, of debt Securities of the Company, and Section 901 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

WHEREAS, the Company desires by this Eighth Supplemental Indenture to create a series of Securities to be issued under the Base Indenture, as supplemented by this Eighth Supplemental Indenture, and to be known as the Company’s “Floating Rate Senior Notes due 2016” (the “Notes”), which are to be initially limited in aggregate principal amount as specified in this Eighth Supplemental Indenture and the terms and provisions of which are to be as specified in this Eighth Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Eighth Supplemental Indenture to establish the Notes as a series of Securities under the Base Indenture and to provide for, among other things, the issuance and form of the Notes and the terms, provisions and conditions thereof, and additional covenants for purposes of the Notes and the Holders thereof; and

WHEREAS, all things necessary to make this Eighth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Provisions of the Base Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as supplemented by this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Eighth Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under this Eighth Supplemental Indenture shall be bound hereby. Notwithstanding any other provision of this Section 101 or the Base Indenture or this Eighth Supplemental Indenture to the contrary, to the extent any provisions of this Eighth Supplemental Indenture or any Note issued hereunder shall conflict with any provision of the Base Indenture, the provisions of this Eighth Supplemental Indenture or the Note, as applicable, shall govern.

Section 102. Definitions.

For all purposes of this Eighth Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Eighth Supplemental Indenture;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Eighth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) all terms used in this Eighth Supplemental Indenture and not defined herein have the meanings assigned to them in the Base Indenture;

(d) the term “Securities,” as defined in the Base Indenture, and as used therein (including in any definition therein), shall be deemed to include or refer to, as applicable, the Notes; and

(e) the following terms have the meanings given to them in this Section 102(e).

“Bloomberg Page” means the Bloomberg L.P. page “BBAM” (or such other page as may replace the Bloomberg L.P. page “BBAM” on that service)

“Calculation Agent” has the meaning specified in Section 205.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the Depositary for such Notes or a nominee thereof.

“Interest Determination Date” means, for each Interest Period, the second London Business Day preceding the first day of such Interest Period (it being understood that the initial Interest Determination Date was September 10, 2013).

“Interest Payment Date” means each March 12, June 12, September 12 and December 12, commencing on December 12, 2013.

“Interest Period” means the period from and including the most recent Interest Payment Date to which interest on the Notes has been paid or duly made available for payment, or September 12, 2013, with respect to the Initial Interest Period, to, but excluding, the next succeeding Interest Payment Date or the Stated Maturity of the Notes, as the case may be.

“Interest Reset Date” means September 12, 2013 and the first day of each Interest Period.

“London Business Day” means a day on which commercial banks are open for dealings Dollar deposits in the London interbank market.

“Predecessor Note” means, with respect to any particular Note, every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 305 of the Base Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Reuters Page” means Reuters Page LIBOR 01 (or on such other page as may replace Reuters Page LIBOR 01 on that service).

“Three-Month LIBOR” means, with respect to any Interest Period and as determined by the Calculation Agent on any Interest Determination Date:

(a) the offered rate for deposits in Dollars having an index maturity of three months, as such rate appears on the Reuters Page as of approximately 11:00 a.m. (London time) on such Interest Determination Date, or if on such Interest Determination Date the offered rate for deposits in Dollars having an index maturity of three months does not appear or is not available on the Reuters Page, the offered rate for deposits in Dollars having an index maturity of three months as such rate appears on the Bloomberg Page as of approximately 11:00 a.m. (London time) on such Interest Determination Date; or

(b) If the offered rate for deposits in Dollars having an index maturity of three months does not appear or is not available on any of the pages described in clause (a) above, then Three-Month LIBOR shall be determined as follows:

(i) The Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotation for deposits in Dollars for the period of three months commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Interest Determination Date and in a principal amount of not less than U.S.$1,000,000 for a single transaction in Dollars in such market at such time.

(ii) If at least two quotations are provided, then the Three-Month LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations.

(iii) If fewer than two such quotations are provided, then the Three-Month LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on such Interest Determination Date by three major reference banks in New York City selected by the Calculation Agent (after consultation with the Company) for loans in Dollars to leading European banks, having an index maturity of three months and in a principal amount of not less than U.S.$1,000,000 for a single transaction in Dollars in such market at such time; provided, however, that if the banks selected by the Calculation Agent (after consultation with the Company) are not providing quotations in the manner described by this sentence, the Three-Month LIBOR determined as of such Interest Determination Date will be the Three-Month LIBOR in effect on such Interest Determination Date.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Designation, Principal Amount and Interest Rate.

(a) There is hereby authorized and established a series of Securities designated the “Floating Rate Senior Notes due 2016,” initially in an aggregate principal amount of U.S.$750,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 306, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. The principal of the Notes shall be due and payable at their Stated Maturity.

(b) The Company may, from time to time and without the consent of the Holders, issue additional notes on terms and conditions identical to those of the Notes (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid), which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

(c) The Stated Maturity of the Notes shall be September 12, 2016.

(d) The Notes shall bear interest at a floating rate equal to Three-Month LIBOR determined on the Interest Determination Date for the relevant Interest Period plus 1.0% from September 12, 2013; provided, however, that any amount of interest on any Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

(e) The interest rate payable on the Notes shall not be higher than the maximum rate permitted by the laws of the State of New York, as such laws may be modified by U.S. laws of general application.

Section 202. Denominations.

The Notes shall be issued only in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Section 203. Computation of Interest.

Interest on the Notes shall be computed on the basis of the actual number of days elapsed during the relevant Interest Period and a 360-day year.

Section 204. Determinations and Other Duties of the Calculation Agent.

As long as any Notes are outstanding, the Company shall maintain a calculation agent for calculating the interest rates applicable to the Notes (the “Calculation Agent”). The Calculation Agent shall calculate the interest rate applicable to the Notes for each Interest Period in accordance with the procedures set forth under the caption “Three-Month LIBOR” in Section 102(e). The Calculation Agent shall reset the rate of interest on the Notes on each Interest Reset Date. The interest rate set for the Notes on a particular Interest Reset Date shall remain in effect during the Interest Period commencing on such Interest Reset Date. The Calculation Agent shall determine the interest rate applicable to the Notes for each Interest Period on each Interest Determination Date. The interest rate determined on an Interest Determination Date shall become effective on and as of the next Interest Reset Date. The Calculation Agent shall notify, in writing, the Company and the Trustee (if the Trustee is not the same entity as the Calculation Agent) of such interest rate as soon as reasonably practicable after the determination thereof, but in no event later than the last Business Day prior to the commencement of the relevant Interest Period.

All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-

millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all Dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

In addition, the Calculation Agent shall provide or publish, promptly after the Interest Determination Date in respect of each Interest Period, such interest rate, the relevant Interest Period, the relevant Interest Payment Date and the amount of interest to be paid on the Notes on such Interest Payment Date in the same manner as for giving notice to Holders pursuant to Section 106 of the Base Indenture. The calculations of the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and on the Holders. The Calculation Agent shall perform such other actions and undertake such other duties of the Calculation Agent as described in the Notes to be performed or undertaken by the Calculation Agent.

Section 205. Appointment and Removal of, and Other Matters Relating to, the Calculation Agent.

(a) The Company hereby appoints The Bank of New York Mellon as the initial Calculation Agent with respect to the Notes, and The Bank of New York Mellon hereby accepts such appointment and its obligations as set forth in this Eighth Supplemental Indenture upon the terms and conditions set forth herein.

(b) The Company hereby agrees to pay the Calculation Agent in its capacity as such its fees and expenses as agreed upon between the Company and The Bank of New York Mellon separately in writing.

(c) The Calculation Agent hereby accepts its obligations set forth herein upon the terms and conditions set forth herein, including the following terms and conditions (as to all of which the Company agrees):

(i) In acting under this Eighth Supplemental Indenture and under the Notes, the Calculation Agent, acting as agent for the Company, does not assume any obligation toward, or any relationship or agency or trust for or with, any of the Holders;

(ii) The Calculation Agent shall be obligated to perform only such duties as are set forth specifically herein or in the Notes and any duties necessarily incidental thereto and no implied duties with respect to the Calculation Agent shall be read into this Eighth Supplemental Indenture;

(iii) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken by it or anything suffered by it in reliance on any provision contained herein or in the Notes or in any information supplied to it in writing by any officer of the Company;

(iv) The Calculation Agent shall incur no liability hereunder or under the Notes except for loss sustained by reason of its or its employees’ or agents’ gross negligence, willful misconduct or bad faith;

(v) The Calculation Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, hereunder or under the Notes;

(vi) The Calculation Agent may consult with its own counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted to be taken by it hereunder or under the Notes in good faith; and

(vii) The Calculation Agent shall in no event be liable for punitive, special, indirect or consequential damages of any kind whatsoever.

(d) The Company shall have the right to remove the Calculation Agent from such capacity and role in its sole discretion upon not less than five calendar days’ notice to the Calculation Agent.

(e) The Company shall promptly appoint a bank, trust company, investment banking firm or other financial institution to act as the successor Calculation Agent hereunder and under the Notes in the event that:

(i) The Bank of New York Mellon or any successor Calculation Agent appointed hereunder and under the Notes is unable or unwilling to continue to act in such capacity or resigns as Calculation Agent; provided that The Bank of New York Mellon shall give not less than five calendar days’ notice to the Company of any such inability, unwillingness or resignation;

(ii) The Bank of New York Mellon or any successor Calculation Agent fails to comply with its obligations hereunder and under the Notes; or

(iii) The Company elects, in its sole discretion, to remove The Bank of New York Mellon or any successor Calculation Agent.

(f) Any successor Collateral Agent so appointed shall become a party hereto, or shall otherwise agree in writing to act as Calculation Agent upon the terms hereunder and under the Notes.

Section 206. Forms Generally.

The Notes shall be in substantially the forms set forth in this Section 206, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Eighth Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof; provided that if any Notes are issued in certificated and not global form, such Notes shall be in substantially the form set forth in this Section 206, but shall not contain the legends relating to Global Notes or the “Schedule of Increases or Decreases in Global Note.”

Upon their original issuance, the Notes shall be issued in the form of one or more Global Notes in definitive, fully registered form, without coupons, substantially in the form set forth in this Section 206. Such Global Notes shall be registered in the name of the Depositary, or its nominee, and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate amount of any Global Notes may from time to time be increased or decreased by adjustments made on the records of the Depositary.

(a) Form of Face of Note.

[INCLUDE IF NOTE IS A GLOBAL NOTE — THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY AMÉRICA MÓVIL, S.A.B. DE C.V., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.]

[INCLUDE IF NOTE IS A GLOBAL NOTE AND THE DEPOSITARY IS THE DEPOSITORY TRUST COMPANY— UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO AMÉRICA MÓVIL, S.A.B. DE C.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

AMÉRICA MÓVIL, S.A.B. DE C.V.

Floating Rate Senior Notes due 2016

CUSIP Number: 02364W BF1 / ISIN: US02364WBF14

No.	U.S.$

América Móvil, S.A.B. de C.V. (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Dollars, as revised by the Schedule of Increases and Decreases in Global Note attached hereto on September 12, 2016 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from September 12, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, commencing on December 12, 2013 at a floating rate equal to Three-Month LIBOR determined for the relevant Interest Period plus 1.0%, until the principal hereof is paid or made available for payment; provided that any principal of, and any premium and interest on, this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Interest on this Note shall be computed on the basis of the actual number of days elapsed during the relevant Interest Period and a 360-day year.

The interest rate payable on this Note shall not be higher than the maximum rate permitted by the laws of the State of New York, as such laws may be modified by U.S. laws of general application.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the day on which DTC is open for business immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of, and premium, if any, and interest on, this Note shall be made at the office of the Trustee or agency of the Company in the Borough of Manhattan, The City of New York, New York maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in Dollars against surrender of this Note in the case of any payment due at the Maturity of the principal thereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. [If the Note is a Global Note, then insert — Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note shall be made in accordance with the Applicable Procedures of the Depositary.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:

Name:
Title:

By:

Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON,
as Trustee

By:

Authorized Officer

(b) Form of Reverse of Note.

This Note is one of a duly authorized issue of securities of the Company (the “Notes”), issued under an Indenture, dated as of June 28, 2012 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Eighth Supplemental Indenture dated as of September 12, 2013 (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, as Trustee, Security Registrar, Paying Agent, Transfer Agent and Calculation Agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional notes on terms and conditions identical to those of this Note (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid) may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases and Decreases in Global Note attached hereto will be correspondingly adjusted.

In any case where any Interest Payment Date (other than an Interest Payment Date that is also a Redemption Date, Stated Maturity or other Maturity) of the Notes is not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, and interest need not be made on such date, but may be made on the next succeeding Business Day (unless such succeeding Business Day falls in the next calendar month, in which case payment of principal and premium, if any, or interest shall be due and payable on the immediately preceding Business Day), and interest will accrue to, but excluding, the actual Interest Payment Date. In any case where any Redemption Date, Stated Maturity Date or other Maturity of the Notes is not a Business Day, then (notwithstanding any other provision of the Indenture or the Notes) payment of principal and premium, if any, and interest will not be made on such date, but will be made on the next succeeding Business Day with the same force and effect as if made on such Redemption Date, Stated Maturity or other Maturity, as the case may be, and interest will not accrue as a result of such delayed payment.

If an Event of Default with respect to Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

All payments of principal, premium, if any, and interest in respect of the Notes shall be made after withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Mexico or any authority therein or thereof having power to tax (“Mexican Taxes”). In the event of any withholding or deduction for any Mexican Taxes, the Company shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of Notes on the respective due dates of such amounts as would have been received by them had no such withholding or deduction (including for any Mexican Taxes payable in respect of Additional Amounts) been required, except that no such Additional Amounts shall be payable with respect to any payment on a Note to the extent:

(i) that any such taxes, duties, assessments or other governmental charges are imposed solely because of (A) a connection between the Holder and Mexico other than the ownership or holding of such Note and the mere receipt of payments with respect to such Note or (B) failure by the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the Holder or any beneficial owner of such Note if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the Holders at least 30 days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(ii) of any such taxes, duties, assessments or other governmental charges with respect to such Note presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 15-day period;

(iii) of estate, inheritance, gift or other similar taxes, assessments or other governmental charge imposed with respect to such Note;

(iv) of any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on such Note;

(v) of any payment on such Note to a Holder who is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Note;

(vi) of any tax, duty, assessment or other governmental charge imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001, and January 21, 2003, or any law or agreement implementing or complying with, or introduced in order to conform to, such a directive; and

(vii) any combination of the items in Clauses (i) through (vi) above.

For purposes of the provisions described in Clause (i) above, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in Clause (i)(B) above shall not apply if (a) the provision of information, documentation or other evidence described in such Clause (i)(B) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including the United States—Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice or (b) Rule I.3.17.11 (or any successor provision) is in effect, unless the provision of the information, documentation or other evidence described in such Clause (i)(B) is expressly required by statute, regulation, rule or administrative practice in order to apply Rule I.3.17.11 (or any successor provision) and the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule I.3.17.11 (or any successor provision). In addition, such Clause (i)(B) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Person register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax.

The Company shall provide the Trustee with the constancia or other relevant documentation, if any (which may consist of certified copies of such documentation), satisfactory to the Trustee evidencing the payment of Mexican Taxes in respect of which the Company has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or any Paying Agent, as applicable, upon request therefor.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

All references herein and in the Indenture to principal, premium, if any, interest or any other amount payable in respect of any Note shall be deemed to include all Additional Amounts, if any, payable in respect of such principal, premium, interest or other amount payable, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 1009 of the Base Indenture.

The Company may, at its option, redeem the Notes upon not less than 30 nor more than 60 days’ notice, at any time, in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes being redeemed, (B) accrued and unpaid interest thereon to the Redemption Date and (C) any Additional Amounts which would otherwise be payable thereon up to but not including the Redemption Date, solely if, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change in such laws, rules or regulations becomes effective on or after September 12, 2013, the Company would be obligated, after making reasonable endeavors to avoid such requirement, to pay Additional Amounts in excess of the Additional Amounts that the Company would be obligated to pay if payments made on the Notes were subject to withholding or deduction of Mexican Taxes at the rate of 4.9%; provided, however, that (1) no notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment on the Notes were then due and (2) at the time such notice of redemption is given, the Company’s obligation to pay such Additional Amounts remains in effect.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, on the one hand, and the rights of the Holders of the Notes, on the other hand, at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (1) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (2) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, and/or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Section 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[If the Note is a Global Note, then insert — This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Notes, including the limitations in Section 304 of the Base Indenture on transfers and exchanges of Global Notes.]

This Note and the Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT —
(Cust)

TEN ENT -	as tenants by the entireties	Custodian under Uniform
(Minor)

JT TEN -	as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act
(State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of transfer or exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

Section 207. Form of Trustee’s Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON,
as Trustee

By:

Authorized Officer

Section 208. Maintenance of Office or Agency.

(a) With respect to any Notes that are not in the form of a Global Note, the Company shall maintain in the Borough of Manhattan, The City of New York an office or agency in accordance with Section 1002 of the Base Indenture.

Section 209. New York Stock Exchange Listing.

The Company shall use its reasonable best efforts to have the Notes admitted to listing on the New York Stock Exchange; provided, however, that the Company will not be required to maintain such listing.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 301. Consent to Service; Jurisdiction.

Each party hereto agrees that any legal suit, action or proceeding arising out of or relating to this Eighth Supplemental Indenture, the Base Indenture or the Notes may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York and in the courts of its own corporate domicile, in respect of actions brought against each such party as a defendant, and each waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, waives any right to which it may be entitled on account of place of residence or domicile, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Company hereby designates and appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Eighth Supplemental Indenture or the Notes which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, the Company will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. The Company agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

Section 302. Governing Law; Waiver of Jury Trial.

(a) THIS EIGHTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO (EXCEPT, FOR THE AVOIDANCE OF DOUBT, THE HOLDERS OF THE NOTES) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE BASE INDENTURE, THIS EIGHTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 303. Separability of Invalid Provisions.

In case any one or more of the provisions contained in this Eighth Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Eighth Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Eighth Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 304. Execution in Counterparts.

This Eighth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 305. Certain Matters.

(a) The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

(b) In the performance of its obligations hereunder, the Trustee shall be provided with any rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Base Indenture. The rights, benefits, protections, indemnities and immunities given to the Trustee hereunder and under the Base Indenture are extended to, and shall be enforceable by, the Calculation Agent.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

AMÉRICA MÓVIL, S.A.B. DE C.V.,
as Issuer

By:	/s/ Carlos José García Moreno Elizondo
	Name:	Carlos José García Moreno Elizondo
	Title:	Chief Financial Officer

By:	/s/ Daniel Hajj Aboumrad
	Name:	Daniel Hajj Aboumrad
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON,
as Trustee, Security Registrar, Paying Agent, Transfer Agent and Calculation Agent

By:	/s/ John T. Needham, Jr
	Name:	John T. Needham, Jr
	Title:	Vice President